China BAK Receives NASDAQ Noncompliance Notice

Shenzhen, China – May 29, 2012 – China BAK Battery, Inc. (“China BAK” or the “Company”) (NASDAQ: CBAK), a leading global manufacturer of lithium-based battery cells, today announced that the Company has received a staff deficiency notice from The NASDAQ Stock Market informing the Company that its common stock has not met the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1). The Company did not meet NASDAQ’s minimum bid price requirement because the closing bid price for its common stock for each trading day in the 30-business day period from April 13, 2012 to May 24, 2012 was less than $1.00 per share. The notification letter stated that China BAK will receive 180 calendar days, or until November 21, 2012, to regain compliance with the NASDAQ listing requirements. During this compliance period, the closing bid price for China BAK’s common stock must be at least $1.00 for a minimum of ten consecutive business days for the Company to regain compliance. In the event that the Company does not regain compliance within this period, it may be eligible for additional time to regain compliance by filing a listing application to transfer its common stock to The NASDAQ Capital Market and satisfying certain other requirements. The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Global Market. China BAK's common stock will continue to trade on The NASDAQ Global Market under the symbol “CBAK.”

About China BAK Battery, Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

China BAK Battery, Inc.
Mr. Ke Marcus Cui
Chief Financial Officer
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn

CCG Investor Relations
Mr. Roger Ellis
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

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